Exhibit 99.1

News Release

For Immediate Release

For more information, contact:

Sandra A. Frankhouse

Chief Financial Officer and Treasurer

Tel: 419-468-7600

PECO II ELECTS GERARD B. MOERSDORF, JR. TO BOARD OF DIRECTORS

GALION, Ohio, April 20, 2006 - PECO II, Inc. (Nasdaq: PIII), a full-service provider of engineering and installation on-site services and a manufacturer of communications power systems and equipment to the communications industry, announced today that Gerard B. Moersdorf, Jr. has been elected to the company’s Board of Directors. Moersdorf fills the vacancy created by the previously announced resignation of Eugene V. Smith from the board.

Moersdorf, (54), is the founder and chairman of the board of Applied Innovation Inc. (Nasdaq: AINN), a network management solutions company that provides hardware and software products to wireless and wireline service providers in the United States and abroad.

In 1976, he co-founded Software Results Corporation, a provider of high-speed connectivity products to the Fortune 1,000, defense, utility and educational markets.

Moersdorf was named 2001 Executive of the Year by the Industry & Technology Council, and 1992 Entrepreneur of the Year by Ernst & Young’s Columbus, Ohio, office.

“As the founder of two successful data communications startup companies, Mr. Moersdorf brings a broad base of experience in product development, possesses an astute strategic vision, and is well-versed in issues related to management of a public company,” said John Heindel, president and chief executive officer of PECO II. “We welcome him to our board and look forward to his contributions.”

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality and reliability solutions, and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

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